EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 10, 2002


Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 10, 2002, of Headwaters Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

Arthur Andersen LLP
cc:  Mr. Steven G. Stewart, CFO, Headwaters Incorporated